                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              SOLPOWER CORPORATION
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    833981103
                                    ---------
                                 (CUSIP Number)

                                 April 17, 2000
                                 --------------
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                               [ ] Rule 13d - 1(b)
                               [X] Rule 13d - 1(c)
                               [ ] Rule 13d - 1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                            -----------------------
CUSIP No.   833981103                13G                Page  2  of  5  Pages
                                                             ---    ---
---------------------------                            -----------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          PICO Holdings, Inc.                             EIN #  94-2723335
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [     ]
                                             (b) [     ]

-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   California
-------------------------------------------------------------------------------

        NUMBER OF            5    SOLE VOTING POWER
         SHARES                   2,500,000
                           ----------------------------------------------------
      BENEFICIALLY           6    SHARED VOTING POWER
        OWNED BY                  N/A
          EACH
                           ----------------------------------------------------
        REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                    2,500,000
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  N/A
-------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,500,000
-------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*

-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    10.57%

-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*
                    CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a)

Name of Issuer:
SOLPOWER CORPORATION


ITEM 1(b)

Address of Issuer's Principal Executive Offices:
7309 East Stetson Drive, Suite 102
Scottsdale, AZ 85251


ITEM 2(a)-(c)

Name, Address and Citizenship of Person Filing:

PICO Holdings, Inc.
875 Prospect Street, Suite 301
La Jolla, CA 92037


California


ITEM 2(d)

Title of Class of Securities:
Common Stock


ITEM 2(e)

CUSIP Number: 833981103


ITEM 3

Type of Person:
Not Applicable.


ITEM 4

Ownership:
(a)  Amount beneficially owned:   2,500,000
                                 -----------

(b)  Percent of class:    10.57%
                        ---------

(c)  Number of shares as to which the person has:

     (i)     sole power to vote or direct the vote:    2,500,000
                                                       ---------
     (ii)    shared power to vote or direct the vote:      N/A
                                                         -------
     (iii)   sole power to dispose or to direct the disposition of   2,500,000
                                                                     ---------
     (iv)    shared power to dispose or to direct the disposition of     N/A  .
                                                                      --------

ITEM 5

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X


ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable


ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.


ITEM 8

Identification and Classification of Members of the Group:

Not Applicable.


ITEM 9

Notice of Dissolution of Group:

Not Applicable.


ITEM 10

Certification:

(a)      Not Applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.

                                    Signature



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    April 24, 2000.


                                            PICO Holdings, Inc.



                                            By: /s/ Richard H. Sharpe
                                                -----------------------------
                                                Richard H. Sharpe
                                                Chief Operating Officer